SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



              Date of Report (Date of earliest event reported):
                                April 21, 1995



                            NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)           Identification No.)



              Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code:  612-667-1234



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ITEM 5.     Other Events.


RECENT OPERATING RESULTS


On April 19, 1995 Norwest Corporation ("Norwest") reported net income of $216.8 million for the quarter ended March 31, 1995, an increase of 13.8% over the $190.5 million earned in the first quarter of 1994. Net income per common share was 66 cents, compared with 59 cents in the first quarter of 1994, an increase of 11.9%. Return on realized common equity was 22.2% and return on assets was 1.46% for the first quarter of 1995, compared with 21.5% and 1.45%, respectively, in the first quarter of 1994.

Consolidated tax-equivalent net interest income in the first quarter of 1995 was $752.0 million, compared with $657.2 million in the first quarter of 1994, an increase of 14.4%. The improvement from the first quarter of 1994 was primarily due to a 12.9% growth in average earning assets, partially offset by a change in funding mix due to increases in long-term debt and increased funding cost.

Norwest provided $55.3 million for credit losses in the first quarter of 1995, or 0.67% of average loans and leases. This compares with $36.3 million or 0.51% in the same period a year ago. Net credit losses totaled $48.0 million in the first quarter of 1995, compared with $43.2 million in the first quarter of 1994. As a percent of average loans and leases, net credit losses were 0.59% in the first quarter of 1995, compared with 0.61% in the same period a year ago.

During the quarter, non-performing assets increased slightly due to acquisitions and totaled $162.8 million, only 0.48% of loans, leases and other real estate owned at March 31, 1995, and were 29.8% below last year's first quarter. Reserve coverage of non-performing assets was 499.1% at March 31, 1995 and the allowance was 2.40% of loans and leases.

Consolidated non-interest income was $428.2 million in the first quarter of 1995, a decrease of $5.9 million from first quarter of 1994. Net investment securities losses of $35.2 million were recorded in the first quarter of 1995 compared with net gains of $36.5 million in the first quarter of 1994. The first quarter 1995 securities losses were taken to provide an opportunity to reinvest at higher yields. The reduction in non-interest income due to the first quarter of 1995 securities losses was partially offset by growth in all fee-based businesses and trading account gains.

Consolidated non-interest expenses were $792.6 million in the first quarter of 1995. These expenses increased 3.1% over the first quarter of 1994 primarily as a result of increased expenses due to acquisition growth. Salaries and benefits were essentially flat in the first quarter compared with a year ago as acquisition related growth in the Banking Group was offset by reductions in Mortgage Banking.

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Norwest's Banking Group reported earnings of $140.1 million in the first quarter of 1995, 9.6% above first quarter 1994 earnings of $127.9 million. The Banking Group earnings increase over first quarter of 1994 reflected a 22.8% growth in net interest income and increases in fee-based revenues, partially offset by a $12.9 million increase in the provision for credit losses and $35.2 million of investment securities losses recorded in the quarter.
Norwest Venture Capital realized gains of $21.6 million in the first quarter, essentially flat with the same period a year ago. At March 31, 1995, Venture Capital had a net unrealized appreciation in its investment portfolio of $118.2 million.

Mortgage banking operations earned $21.1 million in the current quarter compared with $10.8 million in the first quarter of 1994. Combined gains on sales of mortgages and servicing rights in the first quarter of 1995 amounted to $47.3 million, compared with $54.9 million in the same quarter last year. Servicing increased $50.0 billion from the first quarter of 1994 and $28.8 billion from year-end 1994 and at March 31, 1995 totals $100.3 billion with a weighted average mortgage interest rate of 7.76%. Approximately $29.3 billion of servicing was added in the first quarter of 1995 principally as a result of the acquisitions of Directors Mortgage Loan Corporation and the servicing portfolio of BarclaysAmerican/Mortgage Corporation. Capitalized servicing intangibles totaled $945 million or 94 basis points of the $100.3 billion servicing portfolio.

Norwest Financial reported first quarter 1995 net income of $55.6 million, an increase of 7.3% from 1994 first quarter earnings of $51.8 million. Norwest Financial's net interest income increased 9.8% as average finance receivables grew 15.4% from the first quarter of 1994. Norwest Financial's net interest margin narrowed 80 basis points from the first quarter last year, reflecting higher funding costs.

At March 31, 1995, consolidated total assets were $61.8 billion, compared with $59.3 billion at December 31, 1994. Consolidated loans and leases, net of unearned discount, increased 4.0% from December 31, 1994, and totaled $33.9 billion at March 31, 1995. Total investment securities were $15.5 billion at March 31, 1995, compared with $14.8 billion at December 31, 1994. Total deposits were $37.1 billion at March 31, 1995, compared with $36.4 billion at December 31, 1994. Consolidated stockholders' equity was $4.4 billion at March 31, 1995, compared with $3.8 billion at December 31, 1994. Tier 1 and total capital ratios were 9.67% and 11.93%, respectively, at March 31, 1995, compared with 9.89% and 12.23%, respectively, at December 31, 1994. The leverage ratio was 6.72% at March 31, 1995 and 6.94% at December 31, 1994.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: April 21, 1995                     By: /s/ Michael A. Graf
                                          Michael A. Graf
                                          Senior Vice President and Controller
                                          (Principal Accounting Officer)





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